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                                                                   EXHIBIT 10.13

                        EXECUTIVE COMPENSATION AGREEMENT

This Agreement is made as of February 1, 2004 between Gryphon Gold Corporation, a Nevada corporation having an office at 1153 Bergen Parkway, Suite M290 Evergreen, Colorado USA 80439 (the "Company") and Tony Ker, of West Vancouver, British Columbia, Canada ("the "Contractor").

THIS AGREEMENT WITNESSES:

1. Definitions - In this Agreement, the following terms shall have the meanings ascribed below:

(a) "Base Capital Stock" means the securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors of the Company.

(b) "Base Compensation" means the Contractor's base annual compensation as set out in Section 3 of this Agreement.

(c)      "Board" means the board of directors of the Company.

(d)      "Cause" means:

         (i) a willful act or omission by the Contractor that constitutes misconduct or fraud and which is injurious to the Company; or

         (ii) a conviction of, or a plea of guilty or no contest to an indictable offence;

provided that no act or omission by the Contractor shall be considered willful unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

(e)      "Change of Control" means:

         (i) a change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who had been directors of the Company 12 months prior to such change, with the exception of any such change in the composition of the Board made with the approval of the Board as it was constituted immediately prior to such change; or

         (ii) the acquisition or aggregation of securities by any Person pursuant to which such Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding Base Capital Stock, except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such Person's ownership of securities shall be disregarded until such Person increases in any manner, directly or indirectly, his, her or its beneficial ownership of any securities of the Company.

(f) "Continuation Period" means the period commencing on the date when the termination of the Contractor's employment is effective and ending on the date twelve (12) months after such date.

(g) "Disability" means any disability with respect to the Contractor pursuant to which the Contractor becomes eligible to receive long term disability benefits under the Company's long term disability insurance plan or, if there is no such plan, under any federal, provincial or other governmental long term disability plan.
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(h)      "Contractor Benefit Plans" means such medical, dental, eye care, disability, life and other health insurance benefit plans maintained, in whole or in part, by the Company on behalf of Contractors generally or executive Contractors over a certain grade level.

(i) "Contractor Option Plans" means such stock option, stock appreciation rights, restricted stock, phantom stock or similar plans or agreements maintained, in whole or in part, by the Company on behalf of either Contractors generally or executive Contractors over a certain level.

(j) "Executive Compensation Programs" means, any compensation programs maintained, in whole or in part, by the Company on behalf of executive Contractors over a certain level, including without limitation bonus or incentive programs tied to the performance of the Company. Executive Compensation will be administered by the Compensation committee which will have at least one non management Director on the committee.

(k) "Good Reason" means a material reduction in the authority or responsibility of the Contractor, one or more reductions, in the cumulative amount of 5 percent or more, in the Base Compensation of the Contractor or any notification to the Contractor that his or her principal place of work will be relocated by a distance of 80 kilometers or more.

(l) "Person" means any individual, partnership, unincorporated organization or association, trust, body corporate, government or government agency or authority, trustee, executor, administrator or other legal representative or other legal entity whatsoever.

(m) "Term" means the time period from the effective date of this Agreement until the employment of the Contractor is terminated pursuant to Section 8.

2. Duties and Scope of Employment - The Company agrees to employ the Contractor as its Treasurer / Secretary for the Term. The Contractor shall report to the Company's President. During the Term, the Contractor shall devote his or her full business efforts and time to the Company and its affiliates and subsidiaries. The Contractor shall not render services to any other for profit corporation or entity without the knowledge of the Company. Nothing in this Agreement shall preclude the Contractor from engaging in appropriate professional, educational, civic, charitable or religious activities or from devoting a reasonable amount of time to private investments that do not interfere or conflict with his or her responsibilities to the Company.

3. Base Compensation - During the Term, the Company agrees to pay the Contractor as compensation for services a base compensation of $US120,000 per annum or such higher amount as the Company may determine from time to time. The Contractor's Base Compensation of $US120,000 annually shall be payable monthly at $US10,000 per month. Should the Companies compensation committee determine management should receive an increase in the base compensation then the base rate would be adjusted.

4. Contractor Benefits - During the Term, the Contractor shall be eligible for all Contractor Benefit Plans, Contractor Option Plans and Executive Compensation Programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any person(s) or committee administering such plan or program.

5. Business Expenses - During the Term, the Contractor shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Contractor's duties as an Contractor of the Company. The Company shall reimburse the Contractor for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.
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6.       Change of Control - If a Change of Control occurs during the Term, then the Contractor shall become fully vested in all awards heretofore or hereafter granted to the Contractor under all Contractor Option Plans and Executive Compensation Programs, regardless of any provision in such plans or agreements that do not provide for full vesting.

7. Term of Employment - The Company agrees to continue the Contractor's employment, and the Contractor agrees to remain in the employment of the Company, from the effective date hereof until the date when the Contractor's employment terminates pursuant to Section 8 (Termination of Employment) below.

8. Termination of Employment - Subject to Section 9 (Rights Upon Termination) of this Agreement, the employment of the Contractor may be terminated as follows:

(a)      upon death, without any requirement for notice;

(b) for Cause, such termination to be effective forthwith upon written notice by the Company to the Contractor;

(c) due to Disability, such termination to be effective thirty (30) days after written notice to the Contractor, provided that in the event the Contractor resumes performance of substantially all duties prior to the expiration of the thirty (30) day notice period, the notice of termination shall automatically be deemed to have been revoked; or

(d) for any reason other than death, Cause or Disability, such termination to be effective thirty (30) days after written notice by the Company to the Contractor or by the Contractor to the Company.

9. Rights Upon Termination - Upon the termination of the Contractor's employment pursuant to Section 8 (Termination of Employment) of this Agreement, the Contractor shall be entitled to the following compensation, benefits and reimbursements:

(a) Basic Entitlements - For the period preceding the effective date of the termination as set out in Section 8 (Termination of Employment) of this Agreement, the Contractor shall be entitled to the compensation, benefits and reimbursements described in Sections 3 (Base Compensation), 4 (Contractor Benefits) and 5 (Business Expenses).

(b) Termination or Deemed Termination Upon a Change in Control - If, within twelve (12) months after the occurrence of a Change of Control, either:

         (i) the Contractor voluntarily resigns his or her employment; or

         (ii) the Company terminates the Contractor's employment for any reason other than Cause or Disability;

then the Contractor shall be entitled to the following payments and benefits:

         (iii) an amount equal to the Base Compensation, payable in one lump sum within five (5) business days from the termination of the Contractor's employment unless the Company and the Contractor agree otherwise in writing;

         (iv) an amount equal to any bonus earned under any Executive Compensation Programs in the year in which the Change of Control occurred, payable in one lump sum within five (5) business days from the termination of the Contractor's employment unless the Company and the Contractor agree otherwise in writing; and
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         (v) during the Continuation Period, the Contractor (and, where applicable, the Contractor's dependents) shall be entitled to continue participation in all Contractor Benefit Plans maintained by the Company, including without limitation life, disability and health insurance programs, as if the Contractor were still an Contractor of the Company. Where applicable, the Contractor's salary for purposes of such plans shall be deemed to be equal to the Base Compensation and to the extent that the Company finds it impossible to cover the Contractor under its Contractor Benefit Plans during the Continuation Period, the Company shall provide the Contractor with individual policies which offer at least the same level of coverage and which impose not more than the same costs on the Contractor. The foregoing notwithstanding, in the event the Contractor becomes eligible for comparable coverage to that set out in the Contractor Benefit Plans in connection with new employment during the Continuation Period, the coverage provided by the Company under this Paragraph (v) shall terminate immediately.

(c) Involuntary Termination Without Cause - If the Company terminates the Contractor's employment for any reason other than Cause, Disability or death and Subsection 9(b) does not apply, then the Contractor shall be entitled to the following payments and benefits:

         (i) the payment described in Paragraph 9(b)(iii) and

         (ii) the benefits described in Paragraph 9(b)(v) for the Continuation Period, provided that the Continuation Period shall be twelve (12) months in the event the Company terminates the Contractor's employment for bona fide performance-related reasons (as determined by the Board ) and provided further that the Company shall not be required to grant any new awards to the Contractor.

(d) Termination Due to Death - If, during the Term, the Contractor's employment is terminated as a result of the death of the Contractor, then to the extent possible the Company shall maintain coverage for the Contractor's dependents under the Contractor Benefit Plans maintained by the Company, including without limitation health insurance programs, for a period of six (6) months as if the Contractor were still an Contractor of the Company. The foregoing notwithstanding, in the event the Contractor's dependents become or are eligible for comparable coverage to that set out in the Contractor Benefit Plans, the coverage provided by the Company under this Subsection (d) shall terminate immediately.

(e)      Subject to applicable legislation, the payments provided for in this
Section 9 shall fully discharge all responsibilities of the Company to the Contractor upon the termination of the employment of the Contractor pursuant to
Section 8 (Termination of Employment). In the case of Subsections 9(b) and (c) above, the Contractor shall not be required to mitigate the amount of any payment contemplated thereby (whether by seeking new employment or in any other manner) and, except as expressly provided in Paragraph 9(b)(v) and the corresponding provision in Subsections 9(c) (d), no payment or entitlement under this Section 9 shall be reduced by earnings that the Contractor may receive from any other source.

10. Non-Competition - The Contractor agrees with the Company not to, at any time during the Term and for a period of 1 year thereafter, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person or as principal, agent, shareholder, officer, Contractor or in any other manner whatsoever, solicit or endeavor to entice away from the Company any Contractor or agent of the Company.

Notwithstanding the foregoing, the Company acknowledges and agrees that the Contractor is entitled to accept positions on the Board of Directors and Advisory Boards of other companies so long as such companies are not competitors of the Company and the performance of duties on behalf of such companies does not adversely impact on or affect the Contractor's functioning as an Contractor of the Company.

11. Miscellaneous Provisions - The following miscellaneous provisions shall apply to this Agreement:
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(a)      Company's Successors - The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Contractor, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Contractor to all of the compensation, benefits and reimbursements to which he or she would have been entitled hereunder if the Company had involuntarily terminated his or her employment without Cause immediately after such succession becomes effective.
For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection 11(a) or which becomes bound by this Agreement by operation of law.

(b) No Assignment - The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation by bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection 11(b) shall be void.

(c) Notice - Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested and postage prepaid. In the case of the Contractor, mailed notices shall be addressed to the Contractor at the most recent home address provided by the Contractor to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President.

(d) Waiver - No provision of this Agreement shall be modified, waived or discharged (including without limitation the notice periods set out in Section
8) unless the modification, waiver or discharge is agreed to in writing and signed by the Contractor and by an authorized officer of the Company (other than the Contractor). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement - This Agreement (together with any additional agreements relating to non-competition, confidentiality and inventions, stock options and Company plans and programs relating to Contractors) constitutes the entire agreement between the parties, there being no other agreements, representations or understandings (oral or written, express or implied) which are not expressly set forth herein. This Agreement supersedes all prior written agreements between the Contractor and the Company.

(f) No Setoff; Withholding Taxes - With the exception of taxes and other legally required deductions, Contractor contributions to benefit and other plans and other deductions approved in writing by the Contractor, the Company shall have no right of setoff or counterclaim, with respect to any claim, debt or obligation, against any payments to the Contractor under this Agreement.

(g) Severability - The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) Choice of Law - The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the British Columbia and the parties attorney to the courts of B.C.

(i) Arbitration - Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall be finally settled by arbitration in Vancouver, B.C. in accordance with the Commercial Arbitration Act of British Columbia.
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(j)      Contractor's Successors - This Agreement and all rights of the
Contractor hereunder shall enure to the benefit of and be binding on the Contractor's heirs and legal personal representatives.

IN WITNESS WHEREOF each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Gryphon Gold Corporation


 /s/ Donald Ranta                             /s/ Tony Ker
-----------------------------------         ------------------------------------
Donald Ranta                                Name: Tony Ker - Treasurer Secretary
Chairman Compensation Committee / Director


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                               ENTITLEMENT MATRIX

                      Events                                                       Entitlement
-------------------------------------------------    ---------------------------------------------------------------------------
1.   Change of Control of the Company                Contractor becomes fully vested in all awards granted under all Contractor
                                                     Option Plans. Contractor Option Plans are differentiated from Executive
                                                     Compensation Plans.

2.   Termination for Cause                           Contractor is entitled to all compensation, benefits and reimbursements for the period to the effective date of the termination.

3.   Termination or Deemed Termination Upon a        Contractor is entitled to:
     Change in Control (entitlement occurs if,
     within 12 months from the Change of             a)  the compensation, benefits and reimbursements described in
     Control, either Contractor voluntarily              Paragraph 2 above;
     resigns or the Contractor is terminated)
                                                     b)  a severance payment equal to 12 months pay;

                                                     c)  an amount equal to the prior year's bonus under any Executive
                                                         Compensation Programs; and

                                                     d)  all benefits under any Contractor Benefit Plans for 12 months, unless similar benefits are obtained under new employment.

4.   Termination For Any Reason Other Than Cause     Contractor is entitled to:
     Where Termination Does Not Constitute a
     Termination or Deemed Termination Upon a        a)  the compensation, benefits and reimbursements described in
     Change in Control                                   Paragraph 3(a), (b) and (d) above; and

                                                     b)  Vesting under Contractor Option Plans for a period of 12 months, reduced to 6 months if the termination is for performance related reasons.

5.   Death                                           Contractor's survivors are entitled to:

                                                     a)  the compensation, benefits and reimbursements described in
                                                         Paragraph 2 above; and

                                                     b)  coverage for dependents under the Contractor Benefit Plans for the shorter of 6 months or replacement of the benefit coverage.
